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                                                                     Exhibit 5.1

                               Palmer & Dodge LLP
                    One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                             Facsimile: (617) 227-4420


                                February 5, 1999


CMGI, Inc.
100 Brickstone Square
Andover, MA  01810

          We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by CMGI, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 1,932,560 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share, which may be offered for resale by certain shareholders of the Company listed therein. The Shares are issuable upon conversion of shares of the Company's Series B Convertible Preferred Stock held by the shareholders listed in the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

          We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued and delivered by the Company, following a conversion of the Series B Convertible Preferred Stock in accordance with the terms of the Series B Convertible Preferred Stock, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                                           Very truly yours,

                                           /s/ Palmer & Dodge LLP

                                           Palmer & Dodge LLP